Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA

Tel.: +800-257-5540
Fax: +856-848-0937
www.checkpointsystems.com

News

COMPANY CONTACT:
Annette Geraghty
856-251-2174

CHECKPOINT SYSTEMS, INC. ANNOUNCES
THIRD QUARTER 2012 RESULTS

Global Restructuring Plans Remain on Track
Maintains Midpoint of 2012 Operating Income Guidance and 2013 Guidance

Thorofare, New Jersey, November 1, 2012 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the third quarter ended September 23, 2012.

Net revenues decreased 12.5%, 7.8% on a constant currency basis, to $188.2 million from $215.1 million in the third quarter 2011. The Company reported a loss of $0.13 per diluted share, compared with a loss of $1.20 per diluted share in the same period last year.

The Company reported adjusted non-GAAP operating income of $7.6 million in the third quarter of 2012, compared with $10.4 million in the year-earlier quarter, which included $2.6 million of other operating income due to the sale of customer-related receivables associated with the renewal and extension of sales type lease arrangements.

The Company completed the sale of its Banking Security Systems Integration business unit on October 1.

Checkpoint Systems' interim Chief Executive Officer and President, George Babich, said, “Despite lower revenue in the third quarter, gross profit margins improved slightly versus last year and increased 160 basis points over the second quarter. SG&A expenses decreased by $7.9 million, or 11.6% compared with the same period last year driven by $3.6 million of incremental savings from the restructuring programs we have in place and tight expense control.”

Mr. Babich continued, “Last quarter I announced a newly refined strategic direction for Checkpoint. Our goal is to transition from a product-driven merchandise protection business to a provider of solutions that give retailers ready insight into the on-shelf availability of merchandise in their stores.”

On-Shelf Availability Strategy

•	Become the recognized global leader in shrink management and merchandise visibility solutions to the retail and apparel industries, and

•	Leverage our competitive advantage in the transfer and printing of variable data onto apparel labels, which increasingly serve as carriers for RFID solutions used in item-level tagging.

Mr. Babich noted, "For retailers and retail suppliers, getting the right product in the right place at the right time and in the right quantity is critical to success. We are confident that Checkpoint's range of retail products and solutions can play an important role in helping our customers improve on-shelf availability, thereby increasing their revenue and profitability.

“Core to our strategy shift is the Shrink Management Solutions business, which includes hardware systems, consumable electronic article surveillance (EAS) labels and Alpha® products. While revenue overall declined during the quarter, we are pleased that new customer wins in Asia Pacific, North America and Europe combined with higher levels of business with retailers in North America and the United Kingdom contributed to a 15.7% revenue increase in our systems business driven equally by EAS and radio frequency identification (RFID) systems. Furthermore, our Merchandise Visibility™ business, which includes our end-to-end solution of RFID hardware and software, tags and labels, service and support, continues to gain traction with expanded testing and further installations at several major retailers worldwide.

“Unfortunately, economic uncertainty and soft markets present an ongoing challenge to our overall revenue growth, especially with consumable products. In addition, and also putting pressure on revenue growth, we continue to work through internal execution issues related to implementing the new organization structure, restructuring our global footprint and in some businesses, product availability. However, in Apparel Labeling Solutions, which is an integral part of our refined strategy, we successfully implemented the initial phases of restructuring in Asia and North America and began to see positive gross margin and operating expense impact late in the quarter.”

In August, the Company announced Project LEAN, a comprehensive profit improvement initiative intended to improve gross profit margins and lower operating expenses by $35 million, with the bulk of the initiative implemented by the end of 2012.

Project LEAN Summary

•	Eliminate the matrix organizational structure

•	Appoint proven managers to new roles with clear mandates and accountability

•	De-layer the sales and field service organizational structures

•	Re-engineer the Apparel Labeling Solutions footprint and improve productivity

•	Improve Shrink Management Solutions manufacturing productivity

•	Right-size corporate functions to match new lean business structure

•	Implement new and deep cost control initiatives throughout the organization

•	Develop detailed profit improvement plans for each division

Project LEAN is expected to generate annual savings in 2013 of approximately $35 million in addition to the $67 million in savings from the Global and SG&A Restructuring Plans previously disclosed by the Company, bringing total savings to $102 million. Nearly all of the savings associated with Project LEAN will be attributable to a reduction in Checkpoint's global headcount of about 1,400 positions, the vast majority of which will impact its Asian manufacturing operations, bringing total headcount reductions to more than 2,400 positions.

Mr. Babich stated, “We began to see the benefits of the LEAN profit improvement plan in the third quarter in both gross profit margins as well as operating expenses; and we are pleased to confirm that Project LEAN is on track to generate approximately $35 million in annual savings in 2013 in addition to the $67 million in savings from the previously announced Global and SG&A Restructuring Plans. We continue to expect to realize the full $102 million benefit in 2013.”

Working Capital Initiative

Checkpoint implemented new working capital initiatives during the second quarter that are expected to generate $50 million to $60 million by June 2013. The initiatives will focus on improving forecasting, product management and supply chain processes to reduce inventory levels; improve customer to cash process execution, including timeliness and accuracy, to improve collections and reduce accounts receivable balances; and more effective management of payment terms to increase accounts payable balances. Each of these initiatives has been scrutinized to ensure best practices while maintaining appropriate levels of customer service and vendor relations.

Checkpoint's Senior Vice President and Chief Financial Officer, Ray Andrews, said, “In the third quarter, the processes we implemented to improve management of inventories and accounts payable, and improve accounts receivable collections began to show solid results. These measures, coupled with improved cash management and rigorous expense control, helped to offset the revenue shortfall and facilitate a $22.4 million debt pay down during the quarter. In addition, we are raising our projections of free cash flow for 2012. Fourth quarter cash flow will be enhanced by the October 10, 2012 receipt of $4.7 million in compensation from our insurance provider for the loss resulting from fraudulent activity in our Canadian operations which was discovered in December 2011.”

Mr. Babich concluded, “During the quarter, I traveled to Checkpoint sites in Asia, Europe and North America to hold review meetings with global leaders and tour our manufacturing facilities. I also met with key customers on all continents. It is evident that customers are excited about the products and services Checkpoint delivers today, in particular innovations in our EAS and merchandise visibility solutions. While visiting their stores and distribution centers, I learned how Checkpoint succeeds in meeting their needs and what we must do better in order to grow their trust and expand our relationships. I am certain that our refined strategic direction of improving the on-shelf availability of merchandise gives our customers the tools they need to combat shrink, sell more products and grow profitably.

“We have just begun the turnaround of Checkpoint and I am encouraged by the progress that has been made in improving performance and strengthening our businesses. Accountability has been placed where it belongs and we will continually make sure that our resources are correctly aligned. In addition, as I stated last quarter, we are committed to divesting underperforming and non-strategic assets in order to improve our performance. The Board and I understand the urgency and we remain confident that Checkpoint is on track to become a leaner, stronger and more focused company, better able to serve our customers and deliver increased value to our shareholders.”

Selected Discussion and Analysis of Third Quarter 2012 Results

•
Net revenues decreased 12.5% to $188.2 million, principally due to a 7.8% decline in organic growth in all segments. Foreign currency effects resulted in a 4.7% decrease in net revenues, driven principally by the strengthened dollar versus the euro.

•
Gross profit margin was 38.3% compared with 37.7% for the third quarter of 2012. The increase was principally due to higher gross margins in Shrink Management Solutions, notably in the EAS systems and consumables businesses.

•
Selling, general and administrative (SG&A) expenses reached $60.0 million compared with $67.8 million in the third quarter of 2011. The third quarter of 2012 included savings totaling $6.1 million from the expanded Global Restructuring Plan, including Project LEAN.

•
GAAP operating income was $3.5 million compared with a loss of $7.2 million in the third quarter of 2011. Non-GAAP operating income excluding restructuring expenses and other items was $7.6 million, or 4.1% of net revenues, compared with non-GAAP operating income of $10.4 million, or 4.8% of net revenues, in the third quarter of 2011. The third quarter of 2011 included $2.6 million of other operating income due to the sale of customer-related receivables associated with the renewal and extension of sales type lease arrangements. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•
Restructuring expense was $4.1 million ($0.9 million non-cash) resulting from the implementation of Project LEAN and the continued efforts of the expanded Global Restructuring Plan. Restructuring expense for these plans totals $64.5 million ($14.0 million non-cash) since inception.

•
Income tax expense was $3.8 million compared with $38.4 million in the third quarter of 2011. Income taxes and effective income tax rates in both years were impacted by the valuation allowance on U.S. deferred tax assets initially recorded in the third quarter of 2011.

•	Cash flow provided by operating activities was $10.6 million compared with cash flow used in operating activities of $29.4 million in the third quarter of 2011.

•
At September 23, 2012, cash and cash equivalents were $75.1 million compared with $93.5 million at December 25, 2011, and total debt was $115.7 million compared with $150.5 million at December 25, 2011. Capital expenditures were $2.0 million in the third quarter of 2012.

Outlook for 2012

Based on an assessment of current market conditions, especially in the European markets, and current foreign exchange rates, Checkpoint is updating guidance for 2012. This guidance does not include the impact of unusual charges, such as additional restructuring expenses, which the Company may incur during the remainder of the year. This guidance excludes the impact of the $4.7 million in compensation from our insurance provider for the loss resulting from fraudulent activity in Canada, in all categories other than free cash flow.

•
Net revenues are expected to be in the range of $750 million to $760 million. This includes an expected negative year-over-year impact of foreign exchange rate changes of approximately $27 million to $29 million. Prior guidance was net revenues in the range of $765 million to $785 million.

•	Non-GAAP diluted net loss per share attributable to Checkpoint Systems, Inc. is expected to be in the range of $0.19 to $0.27. Prior guidance was a loss in the range of $0.18 to $0.33 per share.

•	Gross profit margins are expected to be in the range of 36.8% to 37.2%. Prior guidance was gross profit margins in the range of 35.8% to 36.8%.

•	Operating expenses are expected to be in the range of $271 million to $275 million. Prior guidance was operating expenses in the range of $270 million to $280 million.

•
Non-GAAP operating income margin is expected to be in the range of 0.6% to 1.0%. Prior guidance was Non-GAAP operating income margin in the range of 0.4% to 1.2%. The midpoint continues to be approximately $6 million in operating income.

•
Full year non-GAAP income taxes are expected to be between $5.5 million and $7.5 million. This is impacted by the valuation allowance on U.S. deferred tax assets, recorded in the third quarter of 2011, which eliminates tax benefits on U.S. losses. Prior guidance was full year Non-GAAP income taxes in the range of $6 million to $8 million.

•
Free cash flow (cash flow from operations less capital expenditures) is expected to be in the range of $15 million to $20 million. Prior guidance was free cash flow in the range of $0 million to $10 million.

Outlook for 2013

Based on the assumption that economic conditions remain relatively stable in Checkpoint's major end markets, especially in Europe, Checkpoint confirms the previous outlook for 2013 for approximately:

•	2% to 3% constant currency revenue growth

•	Gross margins improvement of approximately 300 basis points

•	Operating expenses reduction of approximately 10%

Increased revenue will be driven by continued growth in the RFID business. Improvements in gross margins and operating expenses are driven by benefits from all profit improvement initiatives.

This outlook is based off of adjusted year end 2012 results and does not include the impact of unusual charges or one-time events, such as divestitures or additional restructuring expenses that the Company may incur during the year.

Checkpoint Systems will host a conference call today, November 1, 2012, at 10:00 AM Eastern Time, to discuss its third quarter 2012 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access a webcast of the call at http://ir.checkpointsystems.com. A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions. Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence. Checkpoint solutions are built upon 40 years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net® data management platform. As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer's shopping experience. For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: the impact upon operations of legal compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities, or circumvention of internal controls; our ability to integrate acquisitions and to achieve our financial and operational goals for our acquisitions; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to successfully implement global cost reductions in operating expenses including, field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting, including the ability to remediate the material weakness discovered during the year ended December 25, 2011; risks generally associated with our company-wide implementation of an enterprise resource planning (ERP) system and additional matters disclosed in our Securities and Exchange Commission filings. We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Financial Summary (a)
(Unaudited)

	Quarter
	(13 weeks) Ended
(amounts in millions, except per share data)	September 23, 2012	September 25, 2011
		(As Revised)
Net revenues	$188.2	$215.1

	From Continuing Operations		From Discontinued Operations		Total Company
	September 23, 2012	September 25, 2011 (b)	September 23, 2012	September 25, 2011	September 23, 2012	September 25, 2011 (b)
Quarter
As Reported (GAAP)
Net loss (c)	$(4.1)	$(47.6)	$(1.2)	$(1.1)	$(5.3)	$(48.7)
Diluted loss per share (c)	$(0.10)	$(1.17)	$(0.03)	$(0.03)	$(0.13)	$(1.20)
Non-GAAP (d)
Net earnings (loss) (c)	$0.9	$17.1	$(1.2)	$(0.7)	$(0.3)	$16.4
Diluted earnings (loss) per share (c)	$0.02	$0.42	$(0.03)	$(0.02)	$(0.01)	$0.40

(a)	See accompanying reconciliation of GAAP to Non-GAAP financial measures.

(b)	2011 revised for immaterial financial statement errors totaling, after tax $0.6 million.

(c)	Attributable to Checkpoint Systems, Inc.

(d)	2012 excludes restructuring expenses, and other items.

Checkpoint Systems, Inc.
Consolidated Balance Sheets
(amounts in thousands)
(unaudited)

	September 23, 2012	December 25, 2011	*
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$75,124	$93,481
Restricted cash	—	291
Accounts receivable, net of allowance of $15,107 and $12,627	179,034	208,889
Inventories	110,051	130,987
Other current assets	45,602	44,548
Deferred income taxes	7,776	7,720
Assets of discontinued operations held for sale	3,836	6,320
Total Current Assets	421,423	492,236
REVENUE EQUIPMENT ON OPERATING LEASE, net	1,804	1,920
PROPERTY, PLANT, AND EQUIPMENT, net	114,332	132,161
GOODWILL	222,958	286,103
OTHER INTANGIBLES, net	76,954	84,557
DEFERRED INCOME TAXES	26,946	27,241
OTHER ASSETS	13,363	20,263
TOTAL ASSETS	$877,780	$1,044,481
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term borrowings and current portion of long-term debt	$4,360	$21,778
Accounts payable	64,757	68,886
Accrued compensation and related taxes	29,507	27,620
Other accrued expenses	54,286	58,242
Income taxes	—	4,080
Unearned revenues	11,545	22,142
Restructuring reserve	15,780	17,612
Accrued pensions — current	4,429	4,453
Other current liabilities	28,727	32,867
Liabilities of discontinued operations held for sale	1,078	1,440
Total Current Liabilities	214,469	259,120
LONG-TERM DEBT, LESS CURRENT MATURITIES	111,335	128,684
ACCRUED PENSIONS	78,381	78,815
OTHER LONG-TERM LIABILITIES	32,651	29,894
DEFERRED INCOME TAXES	18,817	18,628
COMMITMENTS AND CONTINGENCIES
CHECKPOINT SYSTEMS, INC. STOCKHOLDERS’ EQUITY:
Preferred stock, no par value, 500,000 shares authorized, none issued	—	—
Common stock, par value $.10 per share, 100,000,000 shares authorized, issued 44,600,006 and 44,241,105 shares	4,460	4,424
Additional capital	423,165	418,211
Retained earnings	53,782	164,268
Common stock in treasury, at cost, 4,035,912 and 4,035,912 shares	(71,520)	(71,520)
Accumulated other comprehensive income, net of tax	11,370	12,741
TOTAL CHECKPOINT SYSTEMS, INC. STOCKHOLDERS’ EQUITY	421,257	528,124
NON-CONTROLLING INTERESTS	870	1,216
TOTAL EQUITY	422,127	529,340
TOTAL LIABILITIES AND EQUITY	$877,780	$1,044,481

* Derived from the Company’s audited Consolidated Financial Statements at December 25, 2011.

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter		Nine Months
	(13 weeks) Ended		(39 weeks) Ended
	September 23, 2012	September 25, 2011	September 23, 2012	September 25, 2011
		(As Revised)		(As Revised)
Net revenues	$188,163	$215,049	$548,856	$613,745
Cost of revenues	116,149	133,961	347,626	377,588
Gross profit	72,014	81,088	201,230	236,157
Selling, general, and administrative expenses	59,950	67,802	197,325	219,294
Research and development	4,441	5,476	13,132	15,612
Restructuring expenses	4,112	17,279	27,096	20,371
Goodwill impairment	—	—	64,437	—
Acquisition costs	17	2	127	2,205
Other expense	—	289	745	587
Other operating income	—	2,590	—	19,262
Operating income (loss)	3,494	(7,170)	(101,632)	(2,650)
Interest income	396	984	1,291	2,677
Interest expense	4,668	2,221	8,542	5,781
Other gain (loss), net	325	(783)	29	(1,049)
Loss from continuing operations before income taxes	(453)	(9,190)	(108,854)	(6,803)
Income taxes expense (benefit)	3,765	38,355	(810)	38,788
Net loss from continuing operations	(4,218)	(47,545)	(108,044)	(45,591)
Loss from discontinued operations, net of tax expense of $0, $433, $0, and $0	(1,167)	(1,069)	(2,797)	(1,874)
Net loss	(5,385)	(48,614)	(110,841)	(47,465)
Less: (loss) earnings attributable to non-controlling interests	(51)	48	(355)	50
Net loss attributable to Checkpoint Systems, Inc.	$(5,334)	$(48,662)	$(110,486)	$(47,515)

Basic loss attributable to Checkpoint Systems, Inc. per share:
Loss from continuing operations	$(0.10)	$(1.17)	$(2.63)	$(1.13)
Loss from discontinued operations, net of tax	(0.03)	(0.03)	(0.07)	(0.04)
Basic loss attributable to Checkpoint Systems, Inc. per share	$(0.13)	$(1.20)	$(2.70)	$(1.17)
Diluted loss attributable to Checkpoint Systems, Inc. per share:
Loss from continuing operations	$(0.10)	$(1.17)	$(2.63)	$(1.13)
Loss from discontinued operations, net of tax	(0.03)	(0.03)	(0.07)	(0.04)
Diluted loss attributable to Checkpoint Systems, Inc. per share	$(0.13)	$(1.20)	$(2.70)	$(1.17)

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures. These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These Non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP. The Company uses the Non-GAAP measures presented to evaluate and manage the Company's operations internally. The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percents)
(unaudited)

	Quarter		Nine Months
	(13 weeks) Ended		(39 weeks) Ended
Reconciliation of GAAP to Non-GAAP Operating Income (Loss):	September 23, 2012	September 25, 2011	September 23, 2012	September 25, 2011
		(As Revised)		(As Revised)
Net Revenues	$188,163	$215,049	$548,856	$613,745

GAAP operating income (loss)	3,494	(7,170)	(101,632)	(2,650)

Non-GAAP Adjustments:

Management transition expense	—	—	2,942	—
Restructuring expenses	4,112	17,279	27,096	20,371
Goodwill impairment	—	—	64,437	—
Acquisition costs	17	2	127	2,205
Other expense	—	289	745	587
Adjusted Non-GAAP operating income (loss)	$7,623	$10,400	$(6,285)	$20,513

GAAP operating margin	1.9%	(3.3)%	(18.5)%	(0.4)%
Adjusted Non-GAAP operating margin	4.1%	4.8%	(1.1)%	3.3%

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter		Nine Months
	(13 weeks) Ended		(39 weeks) Ended
Reconciliation of GAAP to Non-GAAP earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc.:	September 23, 2012	September 25, 2011	September 23, 2012	September 25, 2011
		(As Revised)		(As Revised)
Loss from continuing operations attributable to Checkpoint Systems, Inc., as reported	$(4,167)	$(47,593)	$(107,689)	$(45,641)

Non-GAAP Adjustments:

Management transition expense, net of tax	—	—	2,942	—
Restructuring expenses, net of tax	3,833	16,482	22,396	18,699
Goodwill impairment, net of tax	—	—	64,427	—
Acquisition costs, net of tax	17	2	127	2,159
Other expense, net of tax	—	213	549	433
Make-whole premium on debt, net of tax	1,143	—	1,143	—
Valuation allowance adjustment	61	47,972	550	47,972
Adjusted net earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc.	$887	$17,076	$(15,555)	$23,622

Reported diluted shares	41,067	40,605	40,946	40,493
Adjusted diluted shares	41,082	40,838	40,946	40,882

Reported net loss from continuing operations attributable to Checkpoint Systems, Inc., per share - diluted	$(0.10)	$(1.17)	$(2.63)	$(1.13)
Adjusted net earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc., per share - diluted	$0.02	$0.42	$(0.38)	$0.58